As filed with the Securities and Exchange Commission on August 14, 2023

Registration No. 333-141448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE

(Exact Name of registrant as specified in its charter)

Maryland	93-2834996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue Glendale, California	91201
(Address of Principal Executive Offices)	(Zip Code)

Public Storage, Inc. 2001 Stock Option and Incentive Plan

Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan

Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan

Public Storage, Inc. 1996 Stock Option and Incentive Plan

Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan

Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan

Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan

(Full title of the plans)

Nathaniel A. Vitan

Senior Vice President, Chief Legal Officer and Corporate Secretary

Public Storage

701 Western Avenue

Glendale, California 91201

(Name and address of agent for service)

(818) 244-8080

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Public Storage, a Maryland real estate investment trust (“Public Storage” or the “Registrant”), hereby amends its Registration Statement on Form S-8 (File No. 333-141448), which was filed on July 27, 2007 (the “Registration Statement”), by filing this Post-Effective Amendment No. 3 on Form S-8 (the “Post-Effective Amendment”) relating to Public Storage common shares of beneficial interest, par value $0.10 per share, that were issuable under the Public Storage, Inc. 2001 Stock Option and Incentive Plan, the Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan, the Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan, the Public Storage, Inc. 1996 Stock Option and Incentive Plan, the Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan, the Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan and the Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan (collectively, the “Plans”). The Registrant is no longer offering its securities under the Plans.

This Post-Effective Amendment is being filed in order to deregister any securities registered that remain unsold or unissued under the Plans, and to terminate the Registration Statement as to such securities. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement which are issuable pursuant to the Plans and remain unsold as of August 14, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 14th day of August 2023.

PUBLIC STORAGE

By:	/s/ Nathaniel A. Vitan
Nathaniel A. Vitan
Senior Vice President, Chief Legal Officer & Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 3 in reliance upon Rule 478 under the Securities Act of 1933